Exhibit 3.1 Second amended and restated articles of incorporation of citizens first corporation

Articles of Restatement

Amending and Restating the

Articles of Incorporation of

Citizens First Corporation

 Pursuant to the provisions of KRS Sections 271B.10-060 and 271B.10-070, Citizens  First Corporation hereby adopts these Articles of Restatement for the purpose of amending and restating its Articles of Incorporation.

First:                          The name of the corporation is Citizens First Corporation.

Second:                      The text of the corporation’s Second Amended and Restated Articles of Incorporation is set forth on Exhibit A attached hereto.

 Pursuant to KRS Section 271B.10-070(4), the undersigned hereby certifies that the Corporation’s Second Amended and Restated Articles of Incorporation do not contain amendments requiring shareholder approval.  The Second Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of the corporation.

 These Articles of Restatement amending and restating the Articles of Incorporation of Citizens First Corporation have been executed as of the 19th day of November, 2015.

CITIZENS FIRST CORPORATION

By:             /s/ M. Todd Kanipe

M. Todd Kanipe, President/CEO

Exhibit A

Second Amended and Restated
Articles of Incorporation
of
Citizens First Corporation

Article I

The name of the corporation is Citizens First Corporation.

Article II

 The purpose for which the corporation is organized shall be to engage in the transaction of any and all activity within the purposes for which corporations may be organized, including the buying and selling of real estate and other property and the borrowing and lending of money under the Kentucky Business Corporation Act (the “Act”).

 The corporation shall further have all powers and authorities as a bank holding company as defined in the Bank Holding Company Act of 1956 (12 USC §1841, et seq).  In carrying out such powers, it shall be entitled to engage in the following general categories of activities:

 (1) acquisition of bank shares or assets;

 (2) banking;

 (3) managing or controlling banks and authorized non-bank subsidiaries;

 (4) furnishing services to or performing services for subsidiaries; and

 (5) those activities as may be determined by the Board of Governors of the Federal Reserve System to be closely related to banking and such other activities as may be expressly permitted under the Bank Holding Company Act.

Article III

The total number of shares of stock authorized to be issued and the authorized class thereof shall be Five Million (5,000,000) shares of no par value common stock and Five Hundred (500) shares of preferred stock.  The voting power of the common stock shall be one vote per share.  The shareholders of common stock shall not have preemptive rights.

 The preferred stock shall have the preferences, limitations and relative rights as may be established from time to time by the Board of Directors.  The Board of Directors is hereby vested with the authority to amend the Articles of Incorporation for purposes of setting forth the preferences, limitations and relative rights of the holders of preferred stock prior to the issuance of same without submitting the amendment to the Articles of Incorporation to the shareholders.

Appendix A attached hereto and incorporated by reference herein sets out the general preferences, limitations and relative rights of 250 shares of undesignated preferred stock of the Corporation, no par value per share, as heretofore established by the Board of Directors.

Article IV

The original issue of shares as authorized under these Articles of Incorporation shall be without classification, restriction, limitation or distinction as to the rights of the owner.

           Article V

 The existence of this corporation is to be perpetual.

          Article VI

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, its board of directors.  The number of directors shall be fixed by resolution of the board of directors from time to time, subject to the applicable provisions of the Act and the corporation’s bylaws, and shall be at least seven (7) and not more than eighteen (18).  The directors shall be divided into three classes with each class being as nearly equal in number as possible.  The term of office of the first class of directors shall be one (1) year and shall expire at the first annual meeting of the shareholders of the corporation (or until their successors are elected and qualified) after their election; the term of the second class of directors shall be two (2) years and shall expire at the second annual meeting of the shareholders of the corporation (or until their successors are elected and qualified) after their election; and the term of the third class of directors shall be three (3) years and shall expire at the third annual meeting of the shareholders of the corporation (or until their successors are elected and qualified) after their election.

Beginning with the first annual meeting of shareholders of the corporation after the election of directors to the three classes described above, the term of office for each class of directors elected or re-elected to the board of directors shall be three (3) years and shall expire at the third succeeding annual meeting following their election or re-election (or until their successors are elected and qualified).

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Article VII

 No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for a breach of his duty as a director; provided, however, this provision shall not eliminate or limit the liability of any director for:

 [1]           any transaction in which the director’s personal financial interest is in conflict with the financial interests of the corporation or its shareholders;

 [2]           acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;

 [3]           any vote for or assent to an unlawful distribution to shareholders as prohibited under KRS 271B.8-330; or

 [4]           any transaction from which the director derived an improper personal benefit.

 In no case shall this article be construed to expand the liability of any director as determined pursuant to KRS 271B.8-300.

Appendix A

Statement of Designation of Cumulative Convertible Preferred Stock

1. Designation and Number.  Two Hundred Fifty (250) shares of undesignated, authorized Preferred Stock of the Corporation are hereby constituted as a series of Preferred Stock designated as “Cumulative Convertible Preferred Stock,” having no par value per share.  Each share of Cumulative Convertible Preferred Stock shall have the same relative rights and be identical in all respects with each other share of Cumulative Convertible Preferred Stock.  Each share of Cumulative Convertible Preferred Stock shall have a stated value of $31,992 (the “Stated Value”).

2. Voting Rights.  Except as otherwise expressly provided by law, shares of Cumulative Convertible Preferred Stock shall not be entitled to any vote on any matter or question submitted to a vote at a meeting of shareholders (or submitted for action pursuant to written consent in lieu of a meeting) or to any notice thereof (including without limitation notice of the taking of any action pursuant to written consent in lieu of a meeting), including without limitation the election of directors of the Corporation.

3. Dividends.

(a)           The holder of each share of Cumulative Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets legally available therefor, cumulative quarterly dividends per share payable in cash on April 30, July 30, October 30 and January 30 in each year (each, a “Dividend Payment Date”), beginning on the first such date to occur after the issuance of such shares, at an annual rate equal to 6.50% of the Stated Value.  Dividends shall accrue and cumulate on each share of Cumulative Convertible Preferred Stock from the date of issuance and shall accrue and cumulate from day to day, whether or not earned or declared.  Unpaid accumulated dividends on the shares of Cumulative Convertible Preferred Stock shall not bear interest.  Dividends will be payable to holders of record as they appear in the corporation’s stock  records at the close of business on March 30, June 30, September 30 and December 30 of each year.  Dividends payable on the Cumulative Convertible Preferred Stock for any period less than a full year shall be computed on the basis of the actual number of days elapsed and a 365-day year.

(b)           No dividends or other distributions (other than those payable solely in Common Stock of the Corporation) shall be declared or paid on any shares of Common Stock of the Corporation (or any shares of any other series of Preferred Stock ranking as to dividends or liquidation junior to the Cumulative Convertible Preferred Stock) at any time and for so long as there shall not have been declared and paid or set apart for payment all amounts necessary to eliminate any arrearage in payment of the aforesaid dividends on the Cumulative Convertible Preferred Stock.

(c)           To pay dividends on any Dividend Payment Date, the Corporation shall have funds legally available to make such payment.  The Corporation will use its reasonable best efforts to provide notice to the holders of the Preferred Stock not later than fifteen (15) days prior to each Dividend Payment Date if the Corporation determines that it will not pay dividends on the Dividend Payment Date.  If a development occurs less than fifteen (15) days prior to a Dividend Payment Date that will prevent the Corporation from paying dividends on that Dividend Payment Date, and the Corporation has not already provided notice, the Corporation will provide prompt notice to the holders.

4. Liquidation.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of Cumulative Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation (or of any shares of any other series of Preferred Stock ranking as to dividends or liquidation junior to the Cumulative Convertible Preferred Stock) by reason of their ownership thereof, an amount equal to the Stated Value per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus an amount equal to  all accrued but unpaid dividends on each such share, including a pro rata dividend according to the number of days elapsed prior to the date of payment over an assumed year of 365 days (“Accrued Dividends”), for each share of Cumulative Convertible Preferred Stock then held by them.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Cumulative Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Cumulative Convertible Preferred Stock in proportion to the preferential amount each such holder would otherwise have been entitled to receive if the preferential amounts payable in respect to the Cumulative Convertible Preferred Stock had been paid in full. Whenever the distribution provided for in this Section 4(a) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

(b)           Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor the consolidation, merger or amalgamation of the Corporation with or into any other entity, or the consolidation, merger or amalgamation of any other entity with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

5. Redemption.

(a)           At its option, on and at any time after three (3) years from the date of issuance of such shares, the Corporation may, at least to the extent that it may lawfully do so, redeem all or any portion of the outstanding shares of Cumulative Convertible Preferred Stock, by paying in cash therefor a sum equal to the Stated Value per share of Cumulative Convertible

Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all Accrued Dividends (the “Redemption Price”) thereon, to but excluding the date fixed for redemption.  The Corporation shall give written notice of any such redemption to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Cumulative Convertible Preferred Stock to be redeemed, which notice shall be mailed, first class postage prepaid, to each holder at the address last shown on the records of the Corporation for such holder, and shall specify a date not less than fifteen (15) nor more than sixty (60) days after the date of such notice as the date of such redemption (the “Redemption Date”).  Notwithstanding the foregoing, the Corporation may pay the Redemption Price only if the Corporation has funds legally available for such payment and only if the Corporation has received the prior written consent of the Federal Reserve.

(b)           The Redemption Notice shall be mailed as aforesaid at least fifteen (15) but no more than 60 days prior to the Redemption Date; provided, however, that no failure to give such Redemption Notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of the Cumulative Convertible Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said Redemption Notice or except as to the holder or holders whose Redemption Notice was defective.  All such Redemption Notices shall identify the Cumulative Convertible Preferred Stock to be redeemed and shall state:

the number of shares to be redeemed from such holder;

the Redemption Date;

the Redemption Price;

that on the Redemption Date, the Redemption Price will become due and payable upon each such share of Cumulative Convertible Preferred Stock to be redeemed and that dividends thereon will cease to accrue on and after said date; and

the place where such Cumulative Convertible Preferred Stock is to be surrendered for payment of the Redemption Price.

Except as provided in Section 5(c), on or after the Redemption Date, each holder of Cumulative Convertible Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

(c)           If less than all the outstanding shares of Cumulative Convertible Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed from outstanding shares of Cumulative Convertible Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the

 Board of Directors to be equitable.  In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d)           From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price for the shares of Cumulative Convertible Preferred Stock to have been redeemed, all rights of the holders of Cumulative Convertible Preferred Stock designated for redemption in the Redemption Notice as holders of Cumulative Convertible Preferred Stock (except the right to receive the Redemption Price therefor without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  If the funds of the Corporation legally available for redemption of the Cumulative Convertible Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Cumulative Convertible Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Cumulative Convertible Preferred stock.  The shares of Cumulative Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Cumulative Convertible Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date, but which it has not redeemed, in accordance with a procedure substantially similar to that described above and approved by the Board of Directors.

(e)           As one possible (though not exclusive) method of payment of the Redemption Price for the shares of Cumulative Convertible Preferred Stock to be redeemed, such method of payment to ultimately be determined and approved by the Board of Directors, on or prior to each Redemption Date, the Corporation may deposit the amount of the Redemption Price of all shares of Cumulative Convertible Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of Fifty Million Dollars ($50,000,000) as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to such bank or trust company to pay, on and after the Redemption Date or prior thereto, the Redemption Price for such shares to the respective holders thereof on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his or her share certificate to the Corporation.  Any monies deposited by the Corporation pursuant to this Section 5(e) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 6 hereof no later than the close of business on the day prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion.  The balance of any monies deposited by the Corporation pursuant to this Section 5(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation, provided that the stockholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of the shares of Cumulative Convertible Preferred Stock designated for redemption and payment of any bond requested by the Corporation, to receive such monies, but without interest from the Redemption Date.

6. Conversion.  The holders of the Cumulative Convertible Preferred Stock shall have conversion rights as follows:

(a)           Right to Convert.  Subject to this Section 6, each share of Cumulative Convertible Preferred Stock shall be convertible, at the option of the holder thereof, into shares of the Corporation’s Common Stock (i) at any time on and after three (3) years from the date of issuance of such shares, and, with respect to shares of Cumulative Convertible Preferred Stock designated for redemption, on or prior to the close of business on the day prior to the Redemption Date, if any, as may be specified in the Redemption Notice with respect to such share, or, if earlier, (ii) at any time on and after a Change of Control, as hereinafter defined.  Such shares of Cumulative Convertible Preferred Stock shall be convertible at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value (as adjusted for any stock dividends, combinations or splits with respect to such shares), by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price per share shall be $15.50.  Such initial Conversion Price shall be subject to adjustment as set forth in Section 6(c) below.  When shares of Cumulative Convertible Preferred Stock are converted pursuant to this Section 6(a), all Accrued Dividends on the Cumulative Convertible Preferred Stock so converted to (and not including) the date of conversion shall be immediately due and payable in cash.

(b)           Mechanics of Conversion.  Before any holder of Cumulative Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such shares of Cumulative Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert a specified whole number of shares and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Cumulative Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Cumulative Convertible Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with a Change of Control, the conversion may, at the option of any holder tendering Cumulative Convertible Preferred Stock for conversion, be conditioned upon the closing of the Change of Control transaction, in which event the person(s) entitled to receive Common Stock upon conversion of Cumulative Convertible Preferred Stock shall be deemed to have converted Cumulative Convertible Preferred Stock immediately prior to the closing of such transaction.

(c)           Conversion Price Adjustments.  The Conversion Price of the Cumulative Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

(i)           In the event the Corporation should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Cumulative Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Cumulative Convertible Preferred Stock shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii)           If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Cumulative Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(d)           Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 6(c)(i), then, in each such case for the purpose of this Subsection 6(d), the holders of shares of Cumulative Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Cumulative Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(e)           Recapitalizations.  In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock of the Corporation, whether by combination, merger, acquisition or otherwise (a "Transaction") (other than a Transaction in which the Corporation is the resulting or surviving entity and which does not result in any reclassification or change of outstanding shares of Common Stock), each share of this Cumulative Convertible Preferred Stock  then outstanding shall, without the consent of any holder of thereof, become convertible only into the kind and amount of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Cumulative Convertible Preferred Stock could have been converted immediately prior to such Transaction.  The provisions of this Section 6(e) similarly shall apply to successive Transactions.  The provisions of this Section 6(e) shall be the sole right of holders of Cumulative Convertible Preferred Stock in connection with any Transaction and such holders shall have no separate vote thereon.

(f)           The Corporation shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereupon be given effect.

(g)           No Fractional Shares And Certificate as to Adjustments.

(i)           No fractional shares shall be issued upon the conversion of any share or shares of Cumulative Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

(ii)           Upon the occurrence of each adjustment of the Conversion Price of Cumulative Convertible Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly prepare and furnish to each holder of such Cumulative Convertible Preferred Stock a certificate setting forth such adjustment and describing the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Cumulative Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the

Conversion Price for such series of Cumulative Convertible Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Cumulative Convertible Preferred Stock.

(h)           Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Cumulative Convertible Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)           Notice of Change of Control Transaction.  The Corporation shall give each holder of record of Cumulative Convertible Preferred Stock written notice of an impending Change of Control transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 6, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided that such periods may be shortened upon consent of the holders of the Cumulative Convertible Preferred Stock that are entitled to such notice rights or similar notice rights that represent at least two-thirds of all then outstanding shares of the Cumulative Convertible Preferred Stock.

(j)           Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times after the Cumulative Convertible Preferred Stock first becomes convertible reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Cumulative Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Cumulative Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Cumulative Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Cumulative Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles.

(k)           Notices.  Any notice required by the provisions of this Section 6 to be given to the holders of shares of Cumulative Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

(l)           Change of Control.  "Change of Control" means, for purposes of this Section 6, the occurrence of any of the following:

A.           if any "person" or "group" (as such terms are used in Section  13(d) and Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or any successor  provisions to either of the foregoing), including any group  acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner" (as defined in Rule  13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person  has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Common Stock of the Corporation; or

B.           if the Corporation consolidates or merges with or into any other person, other than a consolidation or merger under a transaction in which the outstanding Common Stock of the Corporation remains outstanding or is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the Corporation's outstanding Common Stock immediately before that transaction, beneficially own, directly or indirectly, more than 50% of the Common Stock, measured by voting power rather than number of shares, of the surviving corporation immediately following that transaction; or

C.           upon the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Corporation and its subsidiaries considered as a whole; or

D.           if during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by the Board of Directors or whose nomination for election by the Corporation's stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Corporation's Board of Directors then in office.

7. Status of Redeemed or Converted Stock.  All shares of Cumulative Convertible Preferred Stock redeemed, purchased, exchanged, converted or otherwise acquired by the Corporation shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation without designation as to series, and may thereafter be reissued.